Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER ("Merger Agreement" or "Agreement") dated as of March 16, 2004, by and among NANOGRAM DEVICES CORPORATION ("NDC") , a Delaware corporation having its principal executive office at 46774 Lakeview Drive, Fremont, California 94538; WILSON GREATBATCH TECHNOLOGIES, INC. ("Purchaser"), a Delaware corporation having its principal executive office at 9645 Wehrle Drive, Clarence, New York 14031; and PLUTO ACQUISITION CORPORATION ("Merger Sub") , a Delaware corporation and an indirect wholly owned subsidiary of Purchaser having its offices at 9645 Wehrle Drive, Clarence, New York 14031.

                                   WITNESSETH:

     WHEREAS, the parties hereto desire that NDC shall be acquired by Purchaser through the merger ("Merger") of Merger Sub with and into NDC, with NDC as the surviving corporation ("Surviving Corporation"), pursuant to this Agreement and the Delaware General Corporation Law ("DGCL"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     1.1 "Affiliates" means with respect to any Person (first Person), (a) each other Person that controls, is controlled by, or is under common control with, such first Person, (b) each other Person that holds a Material Interest in such first Person, (c) each other Person that serves as a director, officer, general partner, executor or trustee of such first Person (or in a similar capacity),
(d) each other Person in which such first Person holds a Material Interest and
(e) each other Person with respect to which such first Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of an entity or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in an entity.

     1.2 "Agreement" and "Merger Agreement" are defined in the preamble hereto.

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     1.3 "Business" means the business of NDC as operated on the date of this
Agreement and the business for which NDC has undertaken research, design and/or development.

     1.4 "Code" means the Internal Revenue Code of 1986, as amended.

     1.5 "Competitively Sensitive Contracts" means the Contracts listed in Part 3.14(d) of the NDC Disclosure Schedule and identified as such thereon.

     1.6 "Contract" means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written.

     1.7 "DGCL" is defined in the recitals hereto.

     1.8 "Encumbrance" means with respect to any Person any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not an Encumbrance is created or exists at the time of the filing).

     1.9 "Environmental Law" means any and all applicable Legal Requirements, and without limiting the foregoing, any regulations, orders, decrees, judgments or injunctions promulgated or entered into by any Governmental Entity, relating to the preservation or reclamation of natural resources, or to the management, Release (as hereinafter defined) or threatened Release of Hazardous Material (as hereinafter defined), including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq. ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C.ss.ss.1251 et seq., the Clean Air Act, 42 U.S.C.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C.ss.651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.ss.11001 et. seq., the Safe Drinking Water Act, 42 U.S.C.ss.300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss.ss.1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.

     1.10 "Environmental Liabilities" means all claims, demands, causes of action, liabilities, investigations, judgments, damages, costs and expenses (including, without limitation, costs of suit, reasonable attorneys' fees, costs of negotiation, consulting fees and expert fees, Remedial Action costs, penalties, fines and punitive damages, whether in respect of death, personal injury, property damage, cleanup and removal expense, cost recovery contribution or compensation, under Environmental Laws in effect prior to or as of the Closing Date, which arise from (i) the Release of Hazardous Materials prior to the Closing Date at, on, in or under any Facilities of NDC, (ii) any violation by NDC of any Environmental Law in effect at the time of the Closing Date, due to conditions existing or events occurring prior to the Closing Date, or (iii) the off-site treatment, storage or disposal of Hazardous Materials from any of the Facilities of NDC at any time prior to the Closing Date.

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     1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

     1.12 "Escrow Fund" means the money to be deposited by Purchaser with the Escrow Agent equal to the Escrow Amount, as defined in Section 2.5.4(a).

     1.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.14 "Facilities" means the Real Property, any other real property that was ever owned or leased by NDC, and all improvements thereon.

     1.15 "Field of Use" shall be as defined in Exhibit D (D-15) of the Technology Transfer and License Agreement dated as of January 20, 2003.

     1.16 "Former Holders" means each former holder of NDC Stock (other than shares cancelled pursuant to Section 2.5.2(c) and Dissenting Shares) and former holders of Options (determined as of immediately prior to the Effective Time).

     1.17 "GAAP" means generally accepted accounting principles in the United States.

     1.18 "Governmental Authorization" means any permit, license, franchise, approval, consent, permission, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

     1.19 "Governmental Entity" means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

     1.20 "Hazardous Material" means all explosive or regulated radioactive materials or substances; petroleum and petroleum products (including crude oil or any fraction thereof); asbestos or asbestos-containing materials; and any hazardous or toxic materials, wastes or chemicals designated, defined, listed or regulated as such pursuant to any Environmental Law.

     1.21 "Indebtedness" means indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including without limitation capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

     1.22 "Intellectual Property" means (a) domestic United States and foreign letters patent, patents and patent applications, (b) software; (c) inventions, designs, processes, formulas, know-how and trade secrets; (d) trade names, trademarks, service marks, and United States and foreign trademark registrations and applications, service mark registrations and applications; (e) copyrights, copyright registrations and copyright applications, and (f) internet websites and domain names.

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     1.23 "Legal Requirement" shall mean any federal, state, local, provincial, foreign, international, multinational or other statute, law, treaty, rule, regulation, guideline, administrative order, directives, ordinance, constitution or principle of common law (or any interpretation thereof by a Governmental Entity).

     1.24 "Material Adverse Effect" means:

        (a) with respect to NDC, an effect that would be materially adverse:
(i) to the business, results of operation or financial condition of NDC; (ii) to NDC's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Purchaser to conduct the Business of NDC following the Effective Time or the ability of Purchaser to exercise full rights of ownership of NDC or its assets or business; or

        (b) with respect to Purchaser, an effect that would be materially adverse (i) to the business, results of operation, financial conditions or prospects of Purchaser and its Subsidiaries, considered as a whole; or (ii) to Purchaser's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Purchaser to conduct the Business of NDC, following the Effective Time or the ability of Purchaser to exercise full rights of ownership of NDC or its assets or business;

provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) general changes in conditions in the medical device or health care industry, in the financial markets or in the global or United States economy so long as any such change does not materially affect the referenced party to a materially different extent than other similarly situated Persons, and (ii) any action or omission of NDC or Purchaser or any Purchaser Subsidiary taken with the prior written consent of Purchaser or NDC, as applicable, in contemplation of the Merger.

        1.25 "Merger" is defined in the recitals hereto.

        1.26 "Merger Sub" is defined in the preamble of this Agreement.

        1.27 "NDC/Asante Letter" means a certain agreement between NDC and Asante Partners, dated on or about December 17, 2003, a complete copy of which is attached to the NDC Disclosure Schedule.

        1.28 "NDC Disclosure Schedule" means the Disclosure Schedule delivered by NDC to Purchaser dated the date of this Agreement. Any information with respect to a matter that is disclosed by NDC to Purchaser for any purpose in the NDC Disclosure Schedule shall be deemed to be disclosed for all purposes hereunder provided that such information sufficiently identifies the matter in question in all material respects.

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     1.29 "NDC Financial Statements" means (i) the balance sheet of NDC as of
December 31, 2003 (unaudited) and the related statements of income and expense, cash flows and stockholders' equity (including related notes, if any) for the 12 months ended December 31, 2003 (unaudited), and (ii) the balance sheet of NDC as of January 31, 2004 (unaudited) and the related statements of income and expense, cash flows and changes in stockholders' equity (including related notes, if any) for the 1 month ended January 31, 2004.

     1.30 "NDC Stock" means the NDC Common Stock, the NDC Series A-1 Stock and the NDC Series A-2 Stock; and (a) "NDC Common Stock" means the common stock, $.001 par value per share, of NDC, (b) "NDC Series A-1 Stock" means the Series A-1 Preferred Stock, $.001 par value per share, of NDC, and (c) "NDC Series A-2 Stock" means the Series A-2 Preferred Stock, $.001 par value per share, of NDC.

     1.31 "NDC Stock Plan" means the NanoGram Devices Corporation 2002 Stock Plan listed in the NDC Disclosure Schedule, a copy of which has been provided to Purchaser; and "Options" means all Rights to purchase NDC Stock thereunder.

     1.32 "Optionees" means all Persons who have been granted Options under the NDC Stock Plan.

     1.33 Intentionally Omitted.

     1.34 "Person" means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

     1.35 "Principal Stockholders" means the Stockholders of NDC listed on
Schedule 1.

     1.36 "Purchaser" is defined in the preamble of this Agreement.

     1.37 "Real Property" means all of the real property currently leased by NDC, whether or not used in their business, all of which is disclosed in more detail in the NDC Disclosure Schedule.

     1.38 "Release" shall have the same meaning as in CERCLA.

     1.39 "Remedial Action" shall mean (a) "remedial action" as such term is defined in CERCLA and (b) all other action required by any Governmental Entity to respond to a Release or threatened Release of Hazardous Material.

     1.40 "Rights" means warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

     1.41 "SEC Documents" means all forms, reports and documents filed, or required to be filed, by Purchaser pursuant to the Securities Laws.

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     1.42 "Securities Act" means the Securities Act of 1933, as amended.

     1.43 "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the rules and regulations of the Securities and Exchange Commission promulgated thereunder; and the blue sky and other Legal Requirements of any state that are applicable to the purchase and sale of securities generally.

     1.44 "Stockholders" means all Persons who hold issued and outstanding shares of NDC Stock as of the Effective Time.

     1.45 "Subsidiary" or "Subsidiaries" means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

     1.46 "Surviving Corporation" is defined in the recitals hereto.

     1.47 "Tax," collectively, "Taxes" means all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers' compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code) , disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

     1.48 "Tax Return," collectively, "Tax Returns" means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to Legal Requirements of any Governmental Entity Tax authority, including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents' reports (federal, state or local) and settlement documents.

     1.49 "Transaction Expenses" means all fees, costs, expenses and disbursements, incurred by the Stockholders, the Optionees and/or NDC in connection with the transactions contemplated by this Agreement, the Merger and the other agreements referenced or provided for herein, including, without limitation, (a) the fees and expenses of Heller Ehrman White & McAuliffe LLP ("Heller") and any other legal counsel retained by any Stockholder, any Optionee or NDC; (b) the fees and expenses of Asante Partners payable by NDC or any other Person pursuant to the NDC/Asante Letter or otherwise; (c) the fees and expenses of Ernst & Young and any other accountants of NDC including any indirect fees and expenses resulting from outsourcing or through service agreements; (d) any amounts payable in accordance with Section 8.5 of this Agreement; (e) any incentive bonuses payable to the management of NDC in connection with the actions contemplated hereby; and (f) any fees and expenses of any other counsel, accountants, financial advisors or other similar professionals with respect to services rendered to the Stockholders, the Optionees or NDC in connection with the transactions contemplated by this Agreement.

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     1.50 "USPTO" means the United States Patent and Trademark Office.

     1.51 "USTs" means underground storage tanks.

     The following terms are defined in the Section of this Agreement indicated below:

     Acquisition Proposal                               5.6(b)(12)
     Adjusted Aggregate Payment Amount                  2.5.4(b)(ii)(A)
     Adjusted Per Share Amount                          2.5.4(b)(ii)(B)
     Affiliate Transaction                              3.15(b)
     Aggregate Payment Amount                           2.5.1(a)
     Aggregate Exercise Price and Exercise Price        2.5.1(b)
     Aggregate Converted Stock Payment                  2.5.1(c)
     Aggregate Series A-2 Stock Amount                  2.5.1(d)
     Balance Sheet                                      3.7(b)
     Certificates                                       2.5.5(b)
     Closing and Closing Date                           2.7
     Confidentiality Agreement                          5.4(c)
     Converted Stock Amount                             2.5.1(f)
     Deductible Amount                                  8.3.3(a)
     Determination Date                                 2.5.4(b)
     Dispute Notice                                     8.4(c)
     Dissenting Shares                                  2.5.2(d)(i)
     Dissenting Stockholder                             2.5.2(d)(i)
     Effective Time                                     2.7
     Employment Agreements                              5.9(b)
     ERISA Affiliate                                    3.13(a)
     Escrow Agent                                       2.5.4(a)
     Escrow Amount                                      2.5.4(a)
     Estimated Transaction Expenses                     8.7
     Exchange Fund                                      2.5.5(b)
     Indebtedness Reduction Amount                      2.6
     Initial Option Value                               2.5.1(g)
     Initial Per Share Amount                           2.5.1(h)
     Indemnifiable Loss 8.6 Indemnitor and Indemnitee   8.4(a)
     Key Employees                                      5.9(b)
     Losses                                             8.1

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     Material Contracts                                 3.14(a)
     Merger Consideration                               2.5.1(i)
     NDC Charter                                        3.5(a)
     NDC Employees                                      5.8(a)
     NDC Intellectual Property                          3.21(a)
     NDC Patents                                        3.21(h)
     NDC Plans                                          3.13(a)
     NDC Consent Solicitation                           5.1(a)
     NDC Stockholders Meeting                           5.1(a)
     Option Agreement                                   2.5.5(c)
     Option Converted Stock Amount                      2.5.1(j)
     Optionee Acknowledgement                           5.12(c)
     Option Withholding                                 2.5.1(k)
     Option Value                                       2.5.3(b)
     Per Common Share Consideration                     2.5.2(a)(i)
     Per Option Consideration                           2.5.2(b)
     Per Preferred Share Consideration                  2.5.2(a)(ii)
     Per Share Amount                                   2.5.3
     Preclosing Dividend                                2.6
     Proxy Materials                                    5.1(c)
     Purchaser Indemnified Persons                      8.1
     Purchaser Initial Amount                           2.5.1(l)
     Purchaser Plan                                     5.8(a)(ii)
     Released Payment                                   2.5.4(b)
     Remaining Stockholders                             2.5.5(b)
     Special Bonus                                      5.8(d)
     Stockholder Indemnified Persons                    8.2
     Stockholder Representative                         5.10(a)
     Stockholder Representative Expenses                5.10(b)
     Third Party Claim                                  8.4(a)
     Total Converted Stock Amount                       2.5.1(m)
     Transaction Expenses Reduction Amount              2.6
     Transfer Taxes                                     8.5
     Voting Agreement                                   5.9(a)

     In addition, the following terms shall be interpreted as set forth below:

        (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

        (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

        (c) References to the "Knowledge" of NDC shall refer to the actual knowledge of Barry Cheskin, Jason M. Lemkin, and for purposes of the representations and warranties contained in Section 3.21 only, Dania Ghantous, or the knowledge of any fact or matter which any such person would have following inquiries of those employees and directors of NDC whom such persons would reasonably believe would have actual knowledge of such matters presented.

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             (d) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and reference to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

                                   ARTICLE 2
                           THE PLAN OF MERGER; CLOSING

     2.1     THE MERGER

     Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into NDC, pursuant to the provisions of, and with the effect provided in the DGCL. At the Effective Time, the separate existence of Merger Sub shall cease and NDC, as the Surviving Corporation, shall continue unaffected and unimpaired by the Merger.

     2.2     CERTIFICATE OF INCORPORATION AND BY-LAWS

             (a) The Certificate of Incorporation of NDC in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in the form of Certificate of Merger substantially in the form of Exhibit A and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

             (b) The Bylaws of NDC in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit B and, as so amended and restated, the Bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

     2.3     BOARD OF DIRECTORS

             The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     2.4     MERGER SUB STOCK

             At the Effective Time, each issued and outstanding share of the common stock, $.01 par value per share, of Merger Sub shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of the Merger Sub shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

2.5      CONVERSION OF NDC STOCK

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     2.5.1  Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth or referenced below:

         (a) "Aggregate Payment Amount" shall mean $45,000,000 plus the Aggregate Exercise Price.

         (b) "Aggregate Exercise Price" shall mean the sum of all the Exercise Prices of all Options outstanding immediately prior to the Effective Time; and "Exercise Price" shall mean an amount equal to the product of (i) the per share exercise price of each Option outstanding immediately prior to the Effective Time, multiplied by (ii) the number of shares of Converted Stock represented by such Option.

         (c) "Aggregate Converted Stock Payment" shall mean the Aggregate Payment Amount minus the Aggregate Series A-2 Stock Amount.

         (d) "Aggregate Series A-2 Stock Amount" shall mean, the product of (a) $1.00, multiplied by (b) the number of shares of NDC Series A-2 Stock outstanding immediately prior to the Effective Time.

         (e) "Converted Stock" shall mean (i) with respect to each share of Series A-1 Stock and Series A-2 Stock outstanding immediately prior to the Effective Time, such number of shares of NDC Common Stock issuable upon conversion of such Series A-1 Stock and Series A-2 Stock, respectively, immediately prior to the Effective Time, (ii) with respect to each Option outstanding immediately prior to the Effective Time, such number of shares of NDC Common Stock issuable upon the exercise in full of such Option immediately prior to the Effective Time, and (iii) with respect to each share of NDC Common Stock outstanding immediately prior to the Effective Time, one share of NDC Common Stock.

         (f) "Converted Stock Amount" shall mean (i) the total number of shares of NDC Common Stock issuable upon conversion of the Series A-1 Stock and Series A-2 Stock outstanding immediately prior to the Effective Time plus (ii) the total number of shares of NDC Common Stock outstanding immediately prior to the Effective Time, in each case other than shares of NDC Stock to be cancelled pursuant to Paragraph (c) of 2.5.3.

         (g) "Initial Option Value" shall mean, with respect to each Option outstanding immediately prior to the Effective Time, an amount equal to the product of (a)(x) the Initial Per Share Amount, minus (y) the per-share Exercise Price of such Option, multiplied by (b) the number of shares (or fractions thereof) of Converted Stock represented by such Option; provided, however, that the payment with respect to each Option shall be reduced by the amount of Option Withholding attributable to each such Option.

         (h) "Initial Per Share Amount" shall mean (a) the Per Share Amount, minus (b) the product of (x) the Escrow Amount (as defined in Section 2.5.4(a)), multiplied by (y) a fraction, the numerator of which is one and the denominator of which is the Total Converted Stock Amount.

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         (i) "Merger Consideration" shall mean the amount of cash that each holder of NDC Stock and Optionee shall be entitled to pursuant to the Merger and as determined in accordance with this Section 2.5.

         (j) "Option Converted Stock Amount" shall mean the total number of shares of NDC Common Stock issuable upon the exercise in full of all Options outstanding immediately prior to the Effective Date.

         (k) "Option Withholding" shall mean the total amount of income tax withholding required with respect to payment of the Per Option Consideration pursuant to Section 2.5.2(b).

         (l) "Purchaser Initial Amount" shall mean an amount equal to (a) $45,000,000 minus (b) the Escrow Fund.

         (m) "Total Converted Stock Amount" shall mean (a) the Converted Stock Amount plus (b) the Option Converted Stock Amount.

         2.5.2 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, the Surviving Corporation or any holder of NDC Stock:

         (a) NDC Stock.

             (i) Subject to Section 2.5.4 hereof, each share of NDC Common Stock and each share of NDC Series A-1 Stock issued and outstanding immediately prior to the Effective Time (other than shares of NDC Common Stock and shares of NDC Series A-1 Stock to be cancelled pursuant to Paragraph (c) hereof and, subject to Paragraph (d) hereof, Dissenting Shares), shall be cancelled and extinguished and be converted into and become the right to receive in cash, in accordance with Section 2.5 and, except as set forth in Section 2.6, without interest or dividends thereon, an amount equal for each share (or fraction thereof) of Converted Stock, the Per Share Amount as determined pursuant to Section 2.5.3 (the "Per Common Share Consideration").

             (ii) Subject to Section 2.5.4 hereof, each share of NDC Series A-2 Stock issued and outstanding immediately prior to the Effective Time (other than shares of NDC Series A-2 Stock to be cancelled pursuant to Paragraph (c) hereof and, subject to Paragraph (d) hereof, Dissenting Shares), shall be cancelled and extinguished and be converted into and become the right to receive in cash, in accordance with Section 2.5 and, except as set forth in Section 2.6, without interest or dividends thereon, an amount equal to (i) $1.00, plus, (ii) for each share (or fraction thereof) of Converted Stock represented thereby, the Per Share Amount (or a corresponding fraction thereof), as determined pursuant to
Section 2.5.3 hereof ((i) and(ii) being collectively referred to as the "Per Preferred Share Consideration").

         (b) Options. (i) Each Option outstanding immediately prior to the Effective Time for which Optionee Acknowledgements have been received shall be cancelled in accordance with this Agreement and such Optionee Acknowledgements and (ii) subject to Paragraph (c) and (d) of this Section 2.5.2, each such Option shall thereupon represent the right to receive in cash (without interest or dividends thereon), in accordance with Section 2.5.3, the Option Value of such Option (for each Option, the "Per Option Consideration").

         (c) Treasury Stock. Each share of NDC Stock held in NDC's name immediately prior to the Effective Time shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

         (d) Dissenting Shares.

             (i) Notwithstanding anything in this Merger Agreement to the contrary, any shares of NDC Stock held by any Person (a "Dissenting Stockholder") who has demanded and perfected his right for appraisal of such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted as described in Section 2.5.2(a) but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to Section 262 of the DGCL and shall not be entitled to receive his applicable portion of the Merger Consideration; provided, however, that if, in accordance with such Section of the DGCL, any Dissenting Stockholder shall fail to perfect, withdraw or otherwise lose his right to appraisal under such Section of the DGCL, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right, subject to Sections 2.5.3(a) and 2.5.3(b), to receive, in accordance with this
Section 2.5 and, except as set forth in Section 2.6, without interest or dividends thereon), for each share (or fraction thereof) of NDC Stock, the Merger Consideration (or a corresponding fraction thereof).

             (ii) NDC shall give Purchaser (i) prompt notice of any written demands for appraisal of any shares of the NDC Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL that relate to such demands received by NDC and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. NDC shall not, except with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, voluntarily make or offer to make any payments in excess of $5,000 in the aggregate, with respect to any demands for appraisal and/or refusals to consent of holders of NDC Stock or offer to settle or settle any such demands and/or refusals to consent.

     2.5.3    Merger Consideration

         (a) Per Share Amount. Subject to Section 2.5.4, the term "Per Share Amount" means for each share of Converted Stock represented by NDC Stock or Options a cash amount equal to (i) the Aggregate Converted Stock Payment multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is the Total Converted Stock Amount.

         (b) Subject to Section 2.5.4, the term "Option Value" means, with respect to each Option an amount equal to the product of (i)(x) the Per Share Amount, minus (y) the per-share Exercise Price of such Option, multiplied by
(ii) the number of shares (or fractions thereof) of Converted Stock represented by such Option; provided, however, that the payment with respect to each Option shall be reduced by the amount of Option Withholding attributable to each such Option.

         (c) Not later than one (1) business day prior to the Effective Time, NDC shall notify the Purchaser in writing of the Per Share Amount, the Initial Per Share Amount, the Option Value and the Initial Option Value, which notice shall set forth in reasonable detail the calculation thereof. The Closing of the Merger shall be effectuated based on the Initial Per Share Amount and the Initial Option Value set forth in such certificate (unless there is manifest error in such calculation).

     2.5.4    Escrow.

         (a) Establishment of Escrow. At or prior to the Effective Time, Purchaser and the Stockholder Representative will enter into an escrow agreement with Manufacturers and Traders Trust Company or such other financial institution mutually agreed upon by NDC and Purchaser (the "Escrow Agent"), substantially in the form of Exhibit C hereto (the "Escrow Agreement"). At the Effective Time, $4,500,000 of the Merger Consideration (the "Escrow Amount") will be deposited with the Escrow Agent in accordance with the Escrow Agreement. In accordance with the terms of the Escrow Agreement, on or prior to the Effective Time, Purchaser will take all steps necessary to enable it or the Surviving Corporation to deliver to the Escrow Agent the Escrow Amount by wire transfer in immediately available funds, all to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Amount, as increased by any earnings thereon and as reduced by any disbursements therefrom, is referred to in this Agreement as the "Escrow Fund."

         (b) Adjusted Per Share Amount.

             (i) Whenever a payment is to be made by the Escrow Agent to the Former Holders (a "Released Payment"), the Surviving Corporation shall calculate the Adjusted Per Share Amount as of the date of such payment (the "Determination Date") and deliver a notice to the Stockholder Representative setting forth the Adjusted Per Share Amount. The Escrow Agent will provide for such Released Payment to be disbursed to the Former Holders in accordance with the Escrow Agreement.

             (ii) For purposes hereof:

                  (A) "Adjusted Aggregate Payment Amount" shall mean (i) the Aggregate Payment Amount minus (ii) (x) initial Escrow Amount minus (y) the sum of any payments made by the Escrow Agent as of the Determination Date to Purchaser Indemnified Persons; and

                  (B) The "Adjusted Per Share Amount" shall mean (i) the Adjusted Aggregate Payment Amount minus the Aggregate Series A-2 Stock Amount multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is the Total Converted Stock Amount.

     2.5.5    Closing and Payment Mechanics.

         (a) At the Closing, each Principal Stockholder shall deliver to Purchaser the certificate or certificates evidencing all of the NDC Stock held by such Principal Stockholder and/or an Optionee Acknowledgement in a form reasonably acceptable to Purchaser and NDC with respect to any vested Options held by such Principal Stockholder (the "Option Acknowledgement"), in each case, as applicable, and an IRS Form W-9 and Purchaser shall deliver, by wire transfer of immediately available funds to an account designated by such Principal Stockholder prior to the Closing, an amount equal to: (i) with respect to each share of NDC Series A-2 Stock represented by such Certificate the sum of (x) $1.00 plus the Initial Per Share Amount, multiplied by (y) the number of shares of Converted Stock represented by each such share of Series A-2 Stock; (ii) with respect to each share of NDC Common Stock and NDC Series A-1 Stock represented by such Certificate, the product of (x) the Initial Per Share Amount, multiplied by (y) the number of shares of Converted Stock represented by each such share of NDC Common Stock and NDC Series A-1 Stock; and (iii) with respect to any such Option, the Initial Option Value of such Option; provided, however, that the payment with respect to each Option shall be reduced by the amount of Option Withholding attributable to each such Option (for clarification, this includes a reduction of the payment to any Stockholder with respect to NDC Stock who shall have exercised an Option immediately prior to the Effective Terms to the extent required by applicable Legal Requirements).

         (b) With respect to the Stockholders and Option holders who are not Principal Stockholders (the "Remaining Stockholders"), at the Closing Purchaser shall deposit in a separate bank account of Purchaser for the benefit of the Surviving Corporation, and the Surviving Corporation shall hold for the benefit of the Remaining Stockholders, an amount equal to the Purchaser Initial Amount less all amounts paid pursuant to Section 2.5.5(a) above and any Option Withholding or any withholding effectuated or to be effectuated by NDC and/or the Surviving Corporation (the "Exchange Fund"). Purchaser shall cause the Surviving Corporation to deliver the amounts contemplated to be delivered pursuant to Section 2.5, less all amounts paid pursuant to Section 2.5.5(a), out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

         (c) Within two business days after the Effective Time, the Surviving Corporation shall mail to each Remaining Stockholder (i) a letter of transmittal (which shall include a release reasonably acceptable to Purchaser by the Stockholder of claims against NDC) and instructions for use in effecting the surrender of the Certificates or the surrender of the original agreement evidencing the grant of an Option to an Optionee (the "Option Agreement") and delivery of the Option Acknowledgement, as applicable, pursuant to such letter of transmittal and (ii) if applicable, an Option Acknowledgement. Upon surrender of the certificate or certificates evidencing NDC Stock held by such Remaining Stockholders (the "Certificates") and/or delivery of the Option Agreement and Option Acknowledgement with respect to all Options then exercisable by such Remaining Stockholder, as applicable, to the Surviving Corporation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, such Remaining Stockholder shall be entitled to receive, in accordance with the terms of this Agreement, in exchange therefor the amounts provided for below, and any Certificate shall then be cancelled:

             (i) with respect to each share of NDC Series A-2 Stock represented by such Certificate the sum of (x) $1.00 plus the Initial Per Share Amount, multiplied by (y) the number of shares of Converted Stock represented by each such share of Series A-2 Stock;

             (ii) with respect to each share of NDC Common Stock and NDC Series A-1 Stock represented by such Certificate, the product of (x) the Initial Per Share Amount, multiplied by (y) the number of shares of Converted Stock represented by each such share of NDC Common Stock and NDC Series A-1 Stock, and

             (iii) with respect to an Option to the extent exercisable at the Effective Time, the Initial Option Value of such Option; provided, however, that the payment with respect to each Option shall be reduced by the amount of Option Withholding attributable to each such Option.

     No interest shall accrue or be paid on the amounts payable upon the surrender of any Certificate and/or delivery of the Option Acknowledgement, as applicable. Upon such surrender of an Option Agreement hereunder, such Option Agreement shall forthwith be cancelled. Until so surrendered and cancelled, each Option Agreement shall represent solely the right to receive per Option represented by such Option Agreement (and exercisable as of the Effective Time), the Per Option Consideration.

         (d) If any cash is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor is registered, it shall be a condition of the payment that the Person requesting such payment shall pay to the Paying Agent any transfer taxes required by reason of issuance of such check to a Person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such tax has been paid or is not applicable.

         (e) Any portion of the Exchange Fund remaining unclaimed by the Remaining Stockholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of the Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

         (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Option Agreement to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or Option Agreement, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate or Option Agreement the amounts deliverable in respect thereof pursuant to the Merger.

         (g) At the Effective Time, the stock transfer books of NDC shall be closed and no transfer of NDC Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section. Any other provision of this Merger Agreement notwithstanding, neither Purchaser or its agent nor any party to the Merger shall be liable to a Former Holder for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (h) All of the shares of NDC Stock converted into and exchangeable for the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of NDC Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article 2, as allocated among the holders of NDC Stock in accordance with this Section.

     2.6   DIVIDEND

     At or prior to the Closing, NDC shall declare and pay a dividend to the Stockholders of NDC (the "Preclosing Dividend") in an amount equal to all cash and cash equivalents of NDC as of the date of such dividend payment minus the sum of (a) an amount equal to the Estimated Transaction Expenses, if any, which have not been paid prior to the calculation and payment of the Preclosing Dividend (if applicable, the "Transaction Expenses Reduction Amount") and (b) the amount of the Special Bonus (which is $60,000). NDC shall notify Purchaser in writing of the Transaction Expenses Reduction Amount, and the amount and date of the Preclosing Dividend.

     2.7     THE CLOSING

     The Merger and the transactions contemplated by this Agreement (the "Closing"), subject to and in accordance with all of the terms and conditions contained therein, shall be consummated at a closing to be held at the offices of the law firm of Heller, Ehrman, White & McAuliffe LLP, 2775 Sand Hill Road, Menlo Park, California 94025, on March 16, 2004 mutually agreed by the Purchaser and NDC, or if later, the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 6 hereof other than conditions to be satisfied at the Closing (such date, the "Closing Date"). In connection with such Closing, NDC shall execute a Certificate of Merger substantially in the form of Exhibit A and otherwise in the form required by and executed in accordance with the DGCL, and Purchaser shall cause to be delivered and filed, as soon as practicable on the Closing Date, the Certificate of Merger to the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective at the time and on the date (the "Effective Time") specified in such Certificate of Merger.

                                   ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF NDC

     Except as set forth in the NDC Disclosure Schedule, NDC hereby represents and warrants to Purchaser and Merger Sub as follows:

     3.1     CAPITAL STRUCTURE OF NDC

         (a) The authorized capital stock of NDC consists of (a) 20,000,000 shares of Common Stock, par value $.001 per share, of which as of March 12, 2004, 2,492,707 shares were issued and outstanding and no shares were held in treasury, and, except for exercises of outstanding stock options, since that date no shares have been issued; (b) 4,000,000 shares of Series A-1 Preferred Stock, par value $.001 per share, of which as of March 12, 2004 3,500,000 shares were issued and outstanding, no shares were held in treasury and since that date no shares have been issued; and (c) 11,000,000 shares of Series A-2 Preferred Stock, par value $.001 per share, of which as of March 12, 2004 9,253,500 shares were issued and outstanding, no shares were held in treasury and since that date no shares have been issued.

         (b) Except as set forth in the NDC Disclosure Schedule, as of the date hereof, no shares of NDC Stock are reserved for issuance. All outstanding shares of NDC Stock have been duly authorized and validly issued and are fully paid and nonassessable and, as of the date hereof, are owned of record as set forth in the NDC Disclosure Schedule. Except as set forth on the NDC Disclosure Schedule, NDC does not have, and is not bound by, any Rights which are authorized, issued or outstanding with respect to NDC Stock. None of the shares of NDC Stock has been issued in violation of the preemptive rights of any person.

         (c) No shares of NDC Stock have been issued in violation of any Securities Laws.

     3.2    ORGANIZATION, STANDING AND AUTHORITY OF NDC

     NDC is a duly incorporated corporation, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in California and any other states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its Business requires such qualification, except where the failure to have such corporate power and authority or to be so licensed or qualified would not have a Material Adverse Effect on NDC.

     3.3    NO SUBSIDIARIES

     As of the date hereof, NDC has no Subsidiaries and does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other voting securities of any corporation or other Person.

     3.4    MINUTE BOOKS

     The minute books of NDC contain records which are accurate in all material respects of all corporate actions of its stockholders and board of directors (including committees of its Board of Directors).

     3.5    AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) NDC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NDC, except for the affirmative vote of (i) the holders of a majority of the outstanding shares of NDC Common Stock, NDC Series A-1 Stock and NDC Series A-2 Stock, voting together as a single class and (ii) a majority of the holders of NDC Series A-1 Stock and Series A-2 Stock voting together as a separate class, which are the only stockholder votes required to approve the Merger pursuant to the DGCL and NDC's Certificate of Incorporation, as amended (the "NDC Charter"), and NDC's Bylaws. The Board of Directors of NDC has approved the Merger and declared its advisability. The Board of Directors of NDC has directed that this Agreement and the Merger be submitted to NDC's Stockholders for approval either at a special meeting to be held as soon as practicable or by solicitation of Stockholder written consents in lieu of a meeting.

         (b) This Agreement constitutes the legal, valid and binding obligation of NDC, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by NDC with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the NDC Charter or Bylaws of NDC, or any material Contract to which NDC is a party, or (ii) violate any Legal Requirements applicable to NDC.

         (d) Other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and (ii) the approval of the Stockholders set forth in Section 3.5(a), no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by NDC on or prior to the Effective Time in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other transactions contemplated hereby or thereby, except where the failure to obtain such consents would not have a Material Adverse Effect on NDC.

     3.6    GOVERNMENTAL AUTHORIZATIONS: COMPLIANCE WITH LAWS

     Except as set forth in Part 3.6 of NDC Disclosure Schedule, to the Knowledge of NDC, NDC owns, holds or possesses all material Governmental Authorizations necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its Business as presently conducted, all such material Governmental Authorizations are validly held and in full force and effect, and NDC is not in violation of, or in default under, any such Governmental Authorization. To the Knowledge of NDC, no such material Governmental Authorization shall properly be subject to suspension, modification or cancellation as a result of the execution, delivery and performance of this Agreement or the consummation of the Merger. NDC is not, nor at any time has it been, subject to, in violation of, or in default under
(i) any judgment, order, writ, injunction or decree of any Governmental Entity issued against it or (ii) to the Knowledge of NDC, any material Legal Requirements applicable to it or the operation of the Business. NDC has not received any written notice from any Governmental Entity concerning revocation, suspension, modification, cancellation or nonrenewal of any material Governmental Authorization or been provided written notice of material violations under any Legal Requirement applicable to it.

     3.7    FINANCIAL STATEMENTS; BOOKS AND RECORDS

     The NDC Financial Statements fairly present, and the NDC Financial Statements prepared by NDC after the date of this Agreement will fairly present, the financial position of NDC as of the dates indicated and the income, changes in stockholders' equity and cash flows of NDC for the periods then ended in conformity with GAAP applied on a consistent basis except as disclosed therein, except that the Financial Statements do not contain footnotes and are subject to normal recurring year-end adjustments. The books and records of NDC fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Legal Requirements and all accounting requirements.

     3.8    MATERIAL ADVERSE CHANGE

         (a) NDC has not suffered any change in its financial condition, results of operations, prospects or business since December 31, 2003 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to NDC.

         (b) Except as set forth in the NDC Disclosure Schedule, NDC has not declared, set aside, made or paid any dividend or other distribution in respect of its capital stock prior to the date of this Agreement and, except as contemplated by Section 2.6, will not declare or pay any such dividend prior to the Effective Time.

         (c) Except as set forth in the NDC Disclosure Schedule, NDC has not made any commitments for any capital expenditure in excess of $25,000 in any instance.

     3.9    ABSENCE OF UNDISCLOSED LIABILITIES

     NDC does not have any liability (contingent or otherwise) that is material to NDC, or that, when combined with all similar undisclosed liabilities, would be material to NDC, except as disclosed in the NDC Financial Statements dated prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to December 31, 2003.

     3.10    PROPERTIES

         (a) NDC has good and marketable title free and clear of all defects, equitable interests or other Encumbrances to all of the properties and assets which are reflected on the NDC Financial Statements as of December 31, 2003 or acquired after such date, except (i) liens for Taxes not yet due and payable,
(ii) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and (iii) dispositions for adequate consideration in the ordinary course of business. Such properties and assets, together with any properties and assets licensed or leased by NDC and disclosed in the NDC Disclosure Schedule, constitute all tangible and intangible assets necessary for the operation of NDC's Business as conducted on the date hereof.

         (b) To the Knowledge of NDC, the fixtures, equipment, facilities and operating assets of NDC are suitable for the uses for which intended, free from material defects and in good operating condition (ordinary wear and tear excepted). To the Knowledge of NDC, all such assets are being and have been properly and regularly serviced and maintained in a manner that would not void or limit the coverage of any warranty thereon. To the Knowledge of NDC, all improvements and modifications of such facilities by NDC, NDC's uses of such facilities and all such facilities and their uses conform to applicable zoning and building laws in all material respects.

     3.11    LEGAL PROCEEDINGS

     There are no actions, suits or proceedings instituted, pending or, to the Knowledge of NDC, threatened against NDC or against any asset, interest or right of NDC. There are no actions, suits or proceedings instituted, pending or, to the Knowledge of NDC, threatened which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith. There are no actions, suits or proceedings instituted, pending or, to the Knowledge of NDC, threatened against, to the Knowledge of NDC, any current or former director or officer of NDC, that would reasonably be expected to give rise to a claim for indemnification.

     3.12    TAX MATTERS

         (a) NDC has timely filed, or has timely requested filing extensions for, all Tax Returns required to be filed with respect to NDC under all applicable Legal Requirements. All Taxes due by or on behalf of NDC (whether or not shown on any Tax Return) have been paid or adequate reserves have been established on the NDC Financial Statements as of December 31, 2003 for the payment of such Taxes for periods through the date of such NDC Financial Statements. NDC will not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established, other than Taxes arising after 2003 in the ordinary course of NDC's business.

         (b) All Tax Returns filed by NDC are complete and accurate in all material respects. No audit examination, deficiency, adjustment, refund claim or litigation with respect to Tax Returns, paid Taxes, unpaid Taxes or Tax attributes of NDC has been proposed, asserted or assessed (tentatively or otherwise). There are currently no agreements in effect with respect to NDC to extend the period of limitations for the assessment or collection of any Tax. No notice has been received from, and no claim has been made by, any Governmental Entity in a jurisdiction where NDC does not file Tax Returns that NDC is or may be subject to taxation by that jurisdiction.

         (c) NDC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         (d) Except as set forth on the NDC Disclosure Schedule, there are no federal, state, local or foreign Tax liens or other Encumbrances upon any of the properties or assets of NDC or its shares that arose in connection with any failure (or alleged failure) to pay any Tax, and there are no unpaid Taxes which are or could become a lien on the properties or assets of NDC.

         (e) NDC has delivered or made available upon request complete copies of all Tax Returns (including all attachments) filed by NDC in the past two years.

         (f) Neither the transactions contemplated hereby nor the termination of the employment of any employee of NDC prior to or following consummation of the transactions contemplated hereby will result in NDC (or any successor thereof) making or being required to make any "excess parachute payment' as that term is defined in Section 280G of the Code.

         (g) NDC is not a party to any Contract providing for the allocation or sharing of, or indemnification for, Taxes. NDC is not liable for, or potentially liable for, any Tax of any affiliated group of entities under Treasury Regulations Section 1.1502-6 or under any similar provision of state, local or foreign law.

         (h) NDC is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

         (i) NDC has not executed or entered into any written Contract with any Tax authority conceding or agreeing to any treatment of Taxes or Tax attributes affecting NDC.

         (j) For purposes of this Section 3.12 references to NDC shall include predecessors thereof, to the extent provided for in the Code or any other Legal Requirement applicable to NDC's Tax obligations, and any corporation, partnership, limited liability company, joint venture or other entity which NDC controls directly or indirectly (through one or more intermediaries). For purposes of the previous sentence, "control" means the possession, direct or indirect, of the power either (1) to vote fifty percent (50%) or more of the voting interests of a corporation, partnership, limited liability company, joint venture or other entity, or (2) to direct or cause the direction of the management and policies of a corporation, partnership, limited liability company, joint venture or other entity, whether by contract or otherwise.

         (k) NDC is not a member of an affiliated group of corporations that files consolidated federal tax returns.

         (l) NDC does not hold any partnership interest (or any interest in any entity treated as a partnership for federal tax purposes).

     3.13    EMPLOYEE BENEFIT PLANS

         (a) A true and complete list of each NDC Plan is included in, and a complete copy of each NDC Plan is attached to, the NDC Disclosure Schedule. For purposes of this Section 3.13, the term "NDC Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, retirement, death benefit, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by NDC or by any trade or business, whether or not incorporated, that together with NDC would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of NDC or any ERISA Affiliate of NDC.

         (b) With respect to each of the NDC Plans, NDC has made available to Purchaser true and complete copies of each of the following documents: (a) the NDC Plan and related documents (including all amendments thereto); (b) the two
(2) most recent annual reports (including all attachments), financial statements, and actuarial valuation reports, if any such reports were required;
(c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such NDC Plan and all material communications relating to each such NDC Plan; and (d) the most recent determination letter received from the IRS with respect to each NDC Plan that is intended to be qualified under the Code and all material communications to or from the IRS or any other Governmental Entity relating to each NDC Plan.

         (c) No liability under Title IV of ERISA has been incurred by NDC or any ERISA Affiliate of NDC that has not been satisfied in full, and no condition exists that presents a material risk to NDC or any ERISA Affiliate of NDC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

         (d) Neither NDC nor any ERISA Affiliate of NDC, nor any of the NDC Plans, nor, to the Knowledge of NDC, any trust created thereunder, nor any trustee or administrator thereof has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any NDC Plan.

         (e) Full payment has been made, or will be made in accordance with
Section 404(a)(6) of the Code, of all amounts that NDC or any ERISA Affiliate of NDC is required to pay under Section 412 of the Code or under the terms of the NDC Plans.

         (f) The fair market value of the assets held under each NDC Plan that is subject to Title IV of ERISA equals or exceeds the actuarial present value of all accrued benefits under each such NDC Plan. No reportable event under Section 4043 of ERISA has occurred with respect to any NDC Plan.

         (g) Neither NDC nor any ERISA Affiliate has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any "multiemployer plan" as defined in ERISA
Section 3(37). No amount is due from, or owed by, NDC or any ERISA Affiliate on account of a multiemployer plan or on account of any withdrawal therefrom.

         (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to each of the NDC Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and, to the Knowledge of NDC, no condition exists that could adversely affect the qualified status of any such NDC Plan. Each of the NDC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the NDC Plans has been operated and administered in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

         (i) There are no actions, proceedings, suits or claims pending, or, to the Knowledge of NDC, threatened or anticipated (other than routine claims for benefits) against any NDC Plan, the assets of any NDC Plan or against NDC or any ERISA Affiliate of NDC with respect to any NDC Plan. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any NDC Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to the Knowledge of NDC, threatened audits, examinations or investigations by any Governmental Entity involving any NDC Plan.

         (j) The consummation of the transactions contemplated by this Agreement will not result in, and is not a precondition to, (i) any current or former employee or director of NDC or any ERISA Affiliate of NDC becoming entitled to severance pay, unemployment compensation or any similar payment, (ii) any acceleration in the time of payment or vesting, or increase in the amount, of any compensation due to any such current or former employee or director, or
(iii) any renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

         (k) No liability has been incurred by NDC or any ERISA affiliate of NDC for any tax, penalty or other liability with respect to any NDC Plan and to the Knowledge of NDC such NDC Plans do not expect to incur any such liability prior to the Closing Date.

         (l) NDC has made all required contributions under each NDC Plan on a timely basis or, if not yet due, adequate accruals therefore have been provided for in the applicable financial statements.

         (m) No NDC Plan provides benefits, including severance or other post-employment benefit, salary continuation, termination, death, disability, health or medical benefits (whether or not insured), life insurance, or similar benefit with respect to current or former employees (or their spouses or dependents) of NDC beyond their retirement or other termination of service other than (i) coverage required by applicable law, (ii) death, disability, or retirement benefits under any employee pension plan as defined in ERISA Section 3(1), (iii) deferred compensation benefits accrued as liabilities on the financial statements or interim financial statements of NDC or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

         (n) To the Knowledge of NDC, NDC has complied with, and satisfied, the requirements of the provisions of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and all regulations thereunder ("COBRA") with respect to each NDC Plan that is subject to the requirements of COBRA. To the Knowledge of NDC, each NDC Plan which is a group health plan, within the meaning of Code Section 9832(a) has complied with and satisfied the applicable requirements of Code Sections 9801 and 9802.

     3.14    MATERIAL CONTRACTS

         (a) Part 3.14 of the NDC Disclosure Schedule sets forth a complete and correct list of all of the Material Contracts (as hereinafter defined) to which NDC is a party, indicating as to each Material Contract the categories of the definition of Material Contract specified below (i.e. (i)-(xvii)) which are applicable thereto. As used in this Agreement, "Material Contracts" means:

             (i) all Contracts under which NDC is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person;

             (ii) all Contracts to which NDC is a party and which are with its agents, suppliers, customers, advertisers, consultants, advisors, sales representatives, distributors or dealers of NDC, other than any Contracts which by their terms are cancelable by NDC with notice of not more than 60 days and without cancellation penalties or severance payments, in the case of any such Contract, in excess of $10,000;

             (iii) all Contracts with any Governmental Entity;

             (iv) all Contracts (A) that limit or purport to limit the ability of NDC to compete in any line of business or with any person or in any geographic area or during any period of time or (B) to develop, manufacture, market or distribute any products or services;

             (v) all material licenses, options or other Contracts relating in whole or in part to the Intellectual Property set forth in Part 3.21 of the NDC Disclosure Schedule (including any license or other Contract under which NDC is licensee or licensor of any such Intellectual Property) or to trade secrets, confidential information or proprietary rights and processes of NDC or any other Person;

             (vi) all mortgages, indentures, security agreements, pledges, notes, or loan agreements to which NDC is a party;

             (vii) any (A) employment or severance agreement, (B) Contract with any executive officer or other key employee of NDC (I) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving NDC of the nature of any of the transactions contemplated by this Agreement, (II) providing any term of employment or compensation guarantee extending for a period longer than one year or (III) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee not comparable to benefits available to employees generally, (C) Contract, plan or arrangement under which any Person may receive payments that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such Person's "parachute payment" under Section 280 of the Code and (D) Contract or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the Merger or any of the other transactions contemplated by this Agreement;

             (viii) all Contracts between or among NDC and any Affiliate of NDC that will survive (in whole or in part) the Effective Time;

             (ix) all Contracts (or a representative form thereof) providing for benefits under any NDC Plan;

             (x) all Contracts (including so-called take-or-pay, cash deficiency or keepwell agreements) under which (A) any Person (including NDC) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of NDC or (B) NDC has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person other than endorsements for the purpose of collection in the ordinary course of business, but including agreements having the effect of a guarantee, whether or not required to be reflected on NDC's balance sheet in accordance with GAAP;

             (xi) all Contracts under which NDC has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

             (xii) any other Contract to which NDC is a party or by or to which it or any of its assets or Business is bound or subject which has an aggregate future liability to any Person in excess of $10,000;

             (xiii) all Contracts granting any Person any right of first refusal, right of first offer, buy-sell or economically preferential right or other similar rights, other than in the ordinary course of business consistent with past practice, to purchase any of the properties or assets of NDC or to license, develop, commercialize or use any Intellectual Property of NDC;

             (xiv) all leases where NDC is (A) lessee or sublessee, or (B) lessor or sublessor of, real property;

             (xv) all Contracts pursuant to which NDC has an obligation to indemnify any Person, other than indemnity obligations which arise by operation of law and other than contractual indemnity obligations entered into in the ordinary course of business; or

             (xvi) all other Contracts whether or not made in the ordinary course of business, the absence of which could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.14, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

         (b) Each Material Contract listed in the NDC Disclosure Schedule, (A) is valid and binding on NDC is and, to the Knowledge of NDC, the other parties thereto and is in full force and effect and (B) following the completion of the transactions contemplated by this Agreement shall continue in full force and effect without material penalty or other material adverse consequence.

         (c) NDC is not in material breach of, or material default under, any Material Contract. To the Knowledge of NDC, no other party to any Material Contract is in material breach thereof.

         (d) Reference is made to a Master Business and Manufacturing Agreement between NDC and Eagle-Picher Energy Products (the "NDC/EP Agreement"). The "Qualification Date" as defined in the NDC/EP Agreement has not occurred as of the date of this Agreement and will not occur prior to the Effective Time.

     3.15   CERTAIN BUSINESS RELATIONSHIPS WITH NDC

         (a) Except as set forth in Part 3.15 of the NDC Disclosure Schedule,
(i) no Stockholder or, to the Knowledge of NDC, any Affiliate of such Stockholder or of NDC has been involved in any business arrangement or relationship with NDC, within the past 12 months other than an employment or consulting arrangement with NDC, and no such Stockholder or Affiliate is indebted to NDC, (ii) no Contract that constitutes an Affiliate Transaction will continue in effect, and no payment or provision of compensation or benefits to any person that constitutes an Affiliate Transaction will continue, after the Merger, and the termination of such Contracts, compensation and benefits prior to or upon the Closing Date shall not result in any liabilities of NDC, and
(iii) to the Knowledge of NDC, no Stockholder nor any Affiliate of such Stockholder or of NDC has or will have after the Closing or has had during the past 12-months any interest (other than as a Stockholder of NDC) in any property, asset or Contract used in, necessary or pertaining to the business of NDC. Any arrangement, relationship, Contract or interest referred to in clauses
(i) through (iii), if existing, is on an arms'-length basis.

         (b) For purposes hereof, "Affiliate Transaction" means any (i) transaction involving NDC and any Stockholder or any Affiliate of any Stockholder, (ii) transaction involving NDC and any present officer, director or employee (other than the payment of cash compensation recorded as such on the books of NDC) of NDC or any Person (other than NDC) with respect to which any such officer, director or employee is an Affiliate or (iii) any Contract (other than any NDC Plan) between NDC and any Person referred to in clause (i) or (ii) above.

     3.16    EMPLOYEES

         (a) Part 3.16 of the NDC Disclosure Schedule contains a complete and accurate list of the following information for each employee of NDC, including each employee on leave of absence or layoff status: employee, name, job title, current compensation paid or payable and any change in compensation since January 1, 2004, vacation accrued and service credited for purposes of vesting and eligibility to participate under any NDC Plan.

         (b) Except as set forth on Part 3.16 of the NDC Disclosure Schedule, to the Knowledge of NDC, no director, officer or other key employee of NDC intends to terminate his or her employment with NDC as a result of the Merger.

     3.17    LABOR MATTERS

        With respect to its employees, NDC is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Prior to the date hereof, to the Knowledge of NDC, NDC has not experienced any attempt by organized labor or its representatives to make NDC conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of NDC. To the Knowledge of NDC, there is no unfair labor practice charge or other complaint by any employee or former employee of NDC against any of them pending before any court, arbitrator or Governmental Entity arising out of NDC's activities; there is no labor strike or labor disturbance pending or, to the Knowledge of NDC, threatened against any of them; and NDC has not experienced a work stoppage or other material labor difficulty since January 1, 2003.

     3.18    BROKERS AND FINDERS

     Neither NDC nor, to the Knowledge of NDC, any of its Stockholders, respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for NDC's retention of Asante Partners to perform certain financial advisory services.

     3.19    INSURANCE

     Part 3.19 of the NDC Disclosure Schedule lists (a) all policies and Contracts of insurance maintained by NDC and (b) all self-insurance programs and arrangements applicable to NDC, and its Business.

     NDC currently maintains insurance in such amounts as may be required under any applicable Legal Requirements (except where the failure to maintain such insurance would not have a Material Adverse Effect on NDC) or Contract to which NDC is a party and, to the Knowledge of NDC, otherwise in amounts considered by NDC to be reasonably necessary for their operations. NDC has not received any notice of a material premium increase over current rates or cancellation with respect to any of its insurance policies or bonds, and NDC has not been refused any insurance coverage sought under its policies and Contracts of insurance, and NDC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions substantially as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of NDC. NDC has not incurred or suffered any claim as of the date hereof under any insurance policy.

     3.20    ENVIRONMENTAL MATTERS

     Except as set forth in Part 3.20 of the NDC Disclosure Schedule or as described in any third party reports supplied by NDC or obtained by Purchaser and specifically listed on Part 3.20 of the NDC Disclosure Schedule:

         (a) NDC is in material compliance with all Environmental Laws.

         (b) Neither NDC nor, to the Knowledge of NDC, any other Person for whose conduct NDC is or may be held responsible has any Environmental Liabilities with respect to the Facilities or, to the Knowledge of NDC, with respect to any other properties and assets (whether real, personal or mixed) in which NDC (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (c) NDC does not have any basis to expect, nor has NDC or, to the Knowledge of NDC, any other Person for whose conduct NDC is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, complaint or warning that relates to (i) any alleged, actual, or potential violation or failure to comply with any Environmental Law or (ii) any alleged, actual or potential obligation to undertake or bear the cost of any Environmental Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which NDC has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by NDC, or any other Person for whose conduct NDC is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) Except in material compliance with or as permitted by applicable Environmental Law, to the Knowledge of NDC, there are no Hazardous Materials present on or in the environment at the Facilities or, to the Knowledge of NDC, at any geologically or hydrologically adjoining property in material quantities that emanated from NDC or any predecessor thereof, including any Hazardous Materials contained in barrels, above or UST's, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.

         (e) To the Knowledge of NDC, and except in material compliance with or as permitted by applicable Environmental Law, there has been no Release or threat of Release, of any material amounts of Hazardous Materials at or from the Facilities.

         (f) NDC has delivered or made available to Purchaser true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed or initiated by NDC and such other reports, if any, as Purchaser has requested pertaining to Hazardous Materials or any business activities which is regulated under any Environmental Law in, on, or under the Facilities, or concerning compliance by NDC, or any other Person for whose conduct NDC is or may be held responsible, with Environmental Laws.

     3.21    INTELLECTUAL PROPERTY

         (a) Except as set forth in Part 3.21 of the NDC Disclosure Schedule and except for standardized software generally available to the public, NDC owns, free and clear of any Encumbrances, or has an exclusive license in the Field of Use to use: (i) all Intellectual Property used in connection with the Business or under development or design, or inactive, of NDC, (ii) all amendments, modifications or improvements thereto made by employees or consultants of NDC, and (iii) all discoveries, know-how, trade secrets, processes, formulas, drawings or designs related thereto (the Intellectual Property covered by clauses (i), (ii) and (iii) being collectively the "NDC Intellectual Property"). Except as set forth in Part 3.21 of the NDC Disclosure Schedule, all of the NDC Intellectual Property is (x) listed in the NDC Disclosure Schedule in the case of Patents and published patent applications, trademarks, copyrights and (y) identified in the case of unpublished patent applications.

         (b) Except as provided in Part 3.21 of the NDC Disclosure Schedule, to the Knowledge of NDC, neither any NDC Intellectual Property nor the manufacture, use, distribution, advertisement or sale of any products by NDC would infringe or infringes or misappropriates the Intellectual Property rights of any Person and no claim has been asserted nor, to the Knowledge of NDC, threatened in writing by any Person to that effect or challenging or questioning the validity or effectiveness of any license or other Contract with respect to NDC Intellectual Property.

         (c) All NDC Intellectual Property listed in the NDC Disclosure Schedule has the status indicated therein and, unless provided otherwise in Part 3.21 of the NDC Disclosure Schedule, is in good standing and has not been abandoned. NDC has paid all filing fees, maintenance fees and other amounts that NDC was required to pay and that were due and owing as of the date hereof under applicable Legal Requirements with respect to NDC Intellectual Property or under any Contract. The issued patents and trademark registrations included within NDC Intellectual Property are valid and, to NDC's Knowledge, no challenge against any of NDC Intellectual Property has been brought by any party in any judicial or administrative proceeding.

         (d) To the Knowledge of NDC, no Person nor such Person's business or products has infringed, or misappropriated any NDC Intellectual Property, or currently is infringing, or misappropriating any NDC Intellectual Property.

         (e) To the Knowledge of NDC, no employee or consultant of NDC is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, nonsolicitation of employees or noncompetition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of the Merger. All employees and consultants of NDC have signed a confidentiality and assignment of inventions agreement substantially in the form(s) previously delivered to Purchaser, and each such agreement is, and after the Effective Time shall remain, the legal, binding and enforceable obligation of such employee or consultant.

         (f) NDC has not granted any license rights (including but not limited to any grantback rights under any Contract) or otherwise transferred any NDC Intellectual Property to any Person, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party's Intellectual Property by NDC's Business or products. NDC is not bound by or a party to any options, licenses or Contracts of any kind relating to the Intellectual Property Rights of any other Person, except as set forth in Part
3.21 of the NDC Disclosure Schedule and except for standardized licensed software generally available to the public.

         (g) None of the Stockholders or current officers and employees of NDC have any patents issued or applications pending for any device, process, design or invention of any kind now used by NDC, or under development or design by NDC for use, in connection with the Business, which patents or applications have not been assigned to NDC, with such assignment duly recorded in the United States' Patent Office and/or such other Governmental Entity as commercially reasonable under the circumstances.

         (h) For purposes of this Section 3.21(h), the term "NDC Patents" means U.S. Patent Nos. 6,503,646; 6,391,494; and 6,225,007. With respect to the NDC
Patents:

             (i) NDC represents and warrants that with respect to each of the NDC Patents and each pending U.S. application claiming priority thereto, to the Knowledge of NDC there is no material prior art or other information that was neither disclosed to the USPTO in accordance with its Rules nor cited by the patent examiner in connection with the prosecution of the patent or application.

             (ii) NDC represents and warrants that with respect to each of the Licensed Patents (as defined in the Technology Transfer and License Agreement between NDC and NanoGram Corporation dated January 20, 2003) and each pending U.S. patent application claiming priority thereto, to the Knowledge of NDC there is no material prior art or other information that was neither disclosed to the USPTO in accordance with its Rules nor cited by the patent examiner in connection with the prosecution of the patent or application.

             (iii) NDC represents and warrants that, to the Knowledge of NDC, there is no NDC Patent or foreign counterpart thereto, or any pending application (domestic or foreign) claiming priority to an NDC Patent, has been or is currently the subject of any ex parte or inter partes proceeding (such as an opposition, protest, interference, reexamination, reissue proceeding, nullity action or civil lawsuit), in the U.S. or any foreign country.

             (iv) NDC represents and warrants that with respect to each of the NDC Patents and each pending patent application claiming priority thereto, to the Knowledge of NDC there are no (i) material issues concerning misjoinder of inventors or (ii) no material issues concerning nonjoinder of inventors who are not under obligation to assign their rights to NDC.

     3.22    BANK ACCOUNTS, ETC.

     Part 3.22 of the NDC Disclosure Schedule sets forth a list of each bank, broker or other depository with which NDC has an account or safe deposit box, the names and numbers of such accounts or boxes, and the names of all Persons authorized to draw or execute transactions on such account.

     Part 3.22 of the NDC Disclosure Schedule sets forth the names of all Persons, if any, holding powers of attorney from NDC and a description of the scope of each such power of attorney.

     3.23    REPORTS BY WGT CONSULTANTS

     To the Knowledge of NDC, the information that NDC provided to WGT Consultants, as described in the Memorandum of Understanding between NDC and Purchaser dated January 30, 2004 ("MOU") including but not limited to those set forth in Attachment B of the MOU, did not contain any untrue material fact or omit a material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

     3.24    DISCLOSURE

     Without limitation of the representations and warranties contained in this
Article 3, no information disclosed in the NDC Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

     Purchaser and Merger Sub hereby jointly and severally represent and warrant to NDC as follows:

     4.1    ORGANIZATION, STANDING AND AUTHORITY OF PURCHASER

     Purchaser is a duly incorporated corporation, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to have such corporate power and authority or to be so licensed or qualified would not have a Material Adverse Effect on Purchaser. Merger Sub is a duly incorporated corporation, validly existing and in good standing under the laws of Delaware with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the State of Minnesota.

     4.2    AUTHORIZED AND EFFECTIVE AGREEMENT

         (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by the boards of directors of Purchaser and Merger Sub and by Purchaser as the sole stockholder of Merger Sub, which authorizations constitute all necessary corporate action in respect thereof and which have not been rescinded, revoked or otherwise adversely modified.

         (b) This Agreement constitutes the legal, valid and binding obligations of each of Purchaser and Merger Sub, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors' rights and to general equity principles.

         (c) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the provisions hereof shall
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Purchaser or any Purchaser Subsidiary or (ii) violate any Legal Requirements applicable to Purchaser or any Purchaser Subsidiary.

         (d) Other than the filing of the Certificate of Merger with the Delaware Secretary of State, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by Purchaser or Merger Sub on or prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby.

     4.3    SEC DOCUMENTS

     Purchaser has filed all SEC Documents required by the Securities Laws since December 31, 2002. As of their respective dates, the SEC Documents filed by Purchaser (i) were prepared in all material respects in accordance with the Securities Laws, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.4    BROKERS AND FINDERS

     Neither Purchaser nor any Purchaser Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Merger.

     4.5    INTERIM OPERATIONS OF MERGER SUB

     Merger Sub was formed solely for the purposes of engaging in the transaction contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

     4.6    FINANCING

     Purchaser has, and will have available to it at all times prior to and upon the consummation of the Merger, sufficient funds to consummate the transactions contemplated by this Agreement.

     4.7    DISCLOSURE

     Without limitation of the representations and warranties contained in this
Article 4, no representation or warranty by WGT and Merger Sub in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                    ARTICLE 5
                                    COVENANTS

     5.1    NDC STOCKHOLDERS' APPROVAL

         (a) NDC shall, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with the DGCL, the NDC Charter and the Bylaws of NDC (i) to cause a special meeting of NDC's stockholders to be called and held as soon as reasonably practicable for the purpose of voting upon the Merger and the adoption of this Agreement and to submit this Agreement and the Merger to a vote of its stockholders (the "NDC Stockholders Meeting) or (ii) to solicit written consents ("Written Consents") from the stockholders of NDC in favor and for the approval of the Merger and the adoption of this Agreement ("NDC Consent Solicitation"). Subject to the fiduciary duties of the board of directors of NDC as determined by the board of directors of NDC, in its good faith judgment, after consultation with independent counsel (who may be NDC's regularly engaged independent legal counsel), the board of directors of NDC shall recommend that its stockholders vote or deliver written consents in favor of such approval and adoption of the Merger and this Agreement at the NDC Stockholders Meeting or in connection with the NDC Consent Solicitation, as applicable. The Agreement and the Merger shall be submitted to the stockholders at the NDC Stockholders Meeting or, if applicable, any Written Consents delivered to NDC shall continue to be given effect, whether or not the board of directors of NDC determines at any time hereafter that the Agreement or the Merger is no longer advisable.

         (b) In connection with the NDC Stockholders Meeting or NDC Consent Solicitation, whichever is applicable, NDC shall take all action reasonably necessary to comply with the Securities Laws applicable to the Merger and the NDC Stockholders Meeting or NDC Consent Solicitation, as the case may be. Without limiting the foregoing, all information contained in any proxy statement or information statement of NDC provided to the stockholders of NDC in connection with the NDC Stockholders Meeting or NDC Consent Solicitation ("Proxy Materials") shall be true in all material respects, and the Proxy Materials shall not omit to state any material fact necessary to make the statements in the Proxy Materials not misleading. NDC agrees that it will provide Purchaser with a copy of any Proxy Materials not less than two (2) days prior to their mailing or delivery to stockholders.

     5.2    [INTENTIONALLY OMITTED]

     5.3    BEST EFFORTS

         (a) Subject to the terms and conditions of this Agreement, Purchaser, Merger Sub and NDC shall each use its reasonable best efforts in good faith to take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger on or at the earliest possible date, including, without limitation, requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors and requesting the consents listed on Schedule 6.1(c). Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or to the best of its ability permit to be taken or omit to be taken by any third Persons, any action that would substantially impair completion of the Merger pursuant to this Agreement or that would materially delay such completion. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect the completion of the Merger pursuant to this Agreement, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

         (b) Unless prohibited by applicable law, NDC shall give reasonably prompt notice to Purchaser, and Purchaser shall give reasonably prompt notice to NDC, of (i) the occurrence, or failure to occur, of any event known to it which occurrence or failure would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the condition set forth in
Section 6.2(a) or 6.3(a), as applicable, would not be met if such failure to be true or accurate were to occur and be continuing on the Closing Date, and (ii) any material failure of NDC or Purchaser known to NDC or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable best efforts to remedy such failure.

         (c) In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of NDC, Purchaser will and will cause its representatives to promptly redeliver or cause to be redelivered, or, at its sole discretion, destroy or caused to be destroyed, all copies of documents and information furnished by NDC, as the case may be, or its representatives to such party and its representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Purchaser or its representatives.

         (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for disclosure purposes under the Securities Laws.

     5.4    INVESTIGATION AND CONFIDENTIALITY

         (a) Except as provided in Paragraph (b) of this Section 5.4, Purchaser and Merger Sub have completed their review of NDC's financial, operational and other business records. No such review or investigation and no investigation pursuant to Section 5.5(b) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the merger of, NDC.

         (b) NDC shall (i) provide to Purchaser reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities of NDC and to the books and records of NDC and (ii) furnish to Purchaser such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of NDC as Purchaser may reasonably request. The manner in which such access is provided shall be subject to NDC's standard security measures with respect to non-employee visitors.

         (c) Each party hereto shall hold all information furnished by the other party or its representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated on or about December 13, 2003, between Purchaser and NDC ("Confidentiality Agreement").

     5.5    PRESS RELEASES

     NDC and Purchaser shall agree with each other as to the form and substance of any press release prior to Closing related to this Agreement and the Merger, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit Purchaser, following notification to NDC or after the Closing, from making any disclosure which is required by any Legal Requirement or any requirement of the NYSE.

     5.6    ACTIONS PENDING THE MERGER

         (a) Prior to the Closing Date, and except as otherwise provided for by this Agreement, or consented to or approved by Purchaser, NDC shall use its commercially reasonable efforts to preserve in all material respects its properties, business and relationships with customers, employees and other Persons.

         (b) NDC shall not, except with the prior written consent of Purchaser and except as expressly contemplated or permitted by this Agreement:

                (1) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                (2) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock except pursuant to Section 2.6;

                (3) issue any shares of its capital stock or permit any treasury shares to become outstanding other than pursuant to Rights outstanding at the date hereof or that become outstanding hereafter in accordance with the terms of this Agreement;

                (4) incur any Indebtedness (other than accrual of interest with respect to Indebtedness outstanding on the date hereof);

                (5) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

                (6) amend its certificate of incorporation or bylaws (other than to allow the conversion of the shares of NDC Series A-1 Stock into NDC Common Stock with the approval of a majority of the outstanding shares of NDC Series A-1 Stock);

                (7) merge with any other corporation or Person, permit any other corporation or Person to merge into it or consolidate with any other corporation or Person; or acquire control over any other corporation or Person or organization or create any Subsidiary;

                (8) waive or release any material right or cancel or compromise any debt or claim;

                (9) liquidate or sell or dispose of any material assets or acquire any material assets; except as set forth in the NDC Disclosure Schedule, make any capital expenditure in excess of $10,000 in any instance or $25,000 in the aggregate; or establish new facilities, close existing facilities or enter into or modify any leases or other contracts relating thereto;

                (10) except for the acceleration of all outstanding Options immediately prior to the Effective Time, increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

                (11) except as required by GAAP, alter or revise its accounting principles, procedures, methods or practices in effect at December 31, 2003 in any material respect;

                (12) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, an Acquisition Proposal (as defined below), or (i) recommend or endorse, (ii) participate in any discussions or negotiations in connection with, (iii) provide any Person(s) with any nonpublic information in response to or relating to, or
(iv) otherwise facilitate any effort or attempt to make or implement, an Acquisition Proposal. NDC will take all actions necessary or advisable to inform the appropriate Persons referred to in the first sentence hereof of the obligations undertaken in this Agreement. NDC will notify Purchaser as promptly as practicable (and in any event, within one (1) business day) following receipt of any such inquiries or Acquisition Proposals are received by, or, any such information is requested from, NDC and NDC will as promptly as practicable inform Purchaser in writing of all of the material terms and conditions thereof. Notwithstanding anything to the contrary in this Section 5.6(b)(12), NDC may, prior to the Effective Time, furnish information (of the same type and scope that NDC provided to Purchaser prior to or following the date of this Agreement) to, enter into a confidentiality agreement with or enter into discussions or negotiations with, a Person who has made a written, bona fide Acquisition Proposal if the board of directors of NDC has determined, in its good faith judgment after consultation with independent legal counsel (who may be NDC's regularly engaged independent legal counsel), that such action is required to comply with its fiduciary obligations to NDC and its stockholders. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger, consolidation or other business combination involving NDC or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, NDC other than the Merger and the other transactions contemplated or permitted by this Agreement;

                (13) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of NDC in this Agreement inaccurate or breached such that the conditions in Section
6.3 will not be satisfied; or

                (14) agree or consent to do any of the foregoing.

         (c) For purposes of this Section 5.6, consent or written consent, as the case may be, shall be deemed to have been given by a party if such party has received a written request for consent hereunder from the other party and has not in any way responded to that request within five (5) business days of the receipt of such request.

     5.7    INDEBTEDNESS

         (a) NDC covenants and agrees that it will have no Indebtedness as of the Effective Time except for (i) any obligation under the agreement between NDC and St. Jude Medical CRMD dated in October 2003 and (ii) any obligation under the Nitrogen Supply Agreement with MG Industries.

         (b) Except as set forth in Section 5.7 of the NDC Disclosure Schedule, NDC covenants and agrees that, in addition to and with limiting its obligations under Section 5.6(b)(1), NDC will pay prior to the Effective Time (i) all bonuses and other incentive compensation to employees and/or consultants required with respect of services prior to December 31, 2003 and (ii) all of its trade and other accounts payable the goods and/or services for which were provided to NDC 30 days or more prior to the Effective Time; provided, however, that for clarification, NDC shall not by reason of this Section be required to pay any accrued bonuses for 2004 prior to Closing.

         (c) NDC covenants and agrees that it will pay or cause to be paid all Transaction Expenses on or prior to the Closing Date (whether by reducing the Preclosing Dividend by the Transaction Expenses Reduction Amount pursuant to
Section 2.6 or otherwise. Without limiting the foregoing, prior to the Closing Date, NDC shall have requested final invoices from all relevant third parties (including accountants, attorneys and other similar professionals) reflecting all fees and expenses payable by the Stockholders and NDC with respect to services rendered in connection with the transactions contemplated hereby. Not later than one business day prior to the Closing Date, the chief financial officer of NDC shall certify in writing to Purchaser the amount of all Transaction Expenses that will have been paid by NDC immediately prior to the Effective Time and an estimate of (i) any Transaction Expenses incurred but not paid as of the Effective Time and (ii) an estimate of any Transaction Expenses reasonably expected to be incurred after the Effective Time (the amounts in clauses (i) and (ii) being collectively, the "Estimated Transaction Expenses"). NDC shall deliver to Purchaser at Closing evidence of final payment from each Person who provided services or incurred expenses, disbursements or costs constituting Transaction Expenses as contemplated by Section 1.49 and rendered a final bill to NDC, in a form reasonably satisfactory to Purchaser.

5.8      NDC EMPLOYEES

         (a) Except as otherwise agreed in the Employment Agreements, except as provided for in Paragraph (a) of this Section 5.8 and except as otherwise provided for in the NDC Disclosure Schedule, on and after the Effective Time, all persons who are actively employed by NDC at the Effective Time ("NDC Employees") shall continue to be employed by the Surviving Corporation on terms and conditions (including benefits) as may be determined by Purchaser in its reasonable discretion but which in the aggregate shall be comparable to the terms and conditions under which the NDC Employees were employed immediately prior to the Effective Time. Notwithstanding the foregoing, the following provisions shall apply.

             (i) Purchaser shall use commercially reasonable efforts to maintain and operate for the benefit of NDC Employees those NDC Plans that were in effect immediately preceding the Effective Time . With respect to each NDC Plan, if Purchaser determines, in its reasonable judgment, that it is not commercially reasonable to maintain the NDC Plan , Purchaser shall not be required to maintain that plan.

             (ii) If Purchaser does not maintain and operate any NDC Plan at any time after the Effective Date and prior to January 1, 2005, NDC Employees covered by such plan shall be eligible to participate in a comparable benefit plan sponsored by the Purchaser ("Purchaser Plan"), if such a comparable plan exists, subject to the applicable terms of the Purchaser Plan. For purposes of determining eligibility for, accrual and vesting of benefits under a Purchaser Plan, service with NDC or any predecessor thereto prior to the Effective Time shall be treated as service with the Purchaser. Moreover, Purchaser shall, to the extent permitted by Purchaser's Plans, waive any pre-existing condition exclusion and actively-at work requirements, eligibility waiting periods and evidence of insurability requirements under any of Purchaser's group health plans to the extent permitted by such plans.

             (iii) This Section shall not be construed to limit the ability of Purchaser and the Surviving Corporation to terminate the employment of an NDC Employee at any time for Cause (as defined below) or for any other reason; provided, however, that if an NDC Employee is terminated , other than for Cause, Purchaser shall pay to the NDC Employee, in addition to those amounts required by applicable law, a one time, lump sum payment in the amount of such employee's salary from the date of termination . This payment will be reduced to the extent the employee receives any other payment pursuant to the terms of any NDC, Purchaser, or Surviving Corporation severance plan upon his or her termination. Purchaser agrees to notify all NDC Employees (other than Key Employees) by no later than September 30, 2004 as to whether their employment will continue . For purposes of this Section 5.8(a)(iii), "Cause" shall exist if any of the following occurs: (i) commission of any crime involving fraud, dishonesty or moral turpitude by the employee; (ii) attempted commission of or participation in a fraud or act of dishonesty by the employee against NDC, Purchaser or Surviving Corporation that results in (or might have reasonably resulted in) harm to the business of NDC, Purchaser, or Surviving Corporation; (iii) intentional violation of any contract or agreement between the employee and NDC, Purchaser, or Surviving Corporation or any statutory duty the employee owes to NDC, Purchaser, or Surviving Corporation; or (iv) willful misconduct or gross negligence by the employee in the performance of his or her duties.

         (b) Prior to the Effective Time, NDC shall take all actions that may be reasonably requested by Purchaser in writing upon advance notice with respect to
(i) causing one or more NDC Plans to terminate as of the Effective Time or for benefit accrual and entitlements to cease as of the Effective Time, (ii) causing the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any NDC Plan for such period as may be requested by Purchaser, or (iii) cooperating with Purchaser to facilitate the merger of any NDC Plan into any employee benefit plans maintained by Purchaser on or following the Effective Time; provided, however, that with respect to any such action: (1) Purchaser shall, at NDC's request, reimburse NDC for reasonable out-of-pocket expenses incurred by NDC with respect to such action; (2) such action shall have no material effect on the NDC Plans prior to the Effective Time; (3) NDC shall not be required to take any action that would result in a breach of its obligations under this Agreement or any other Contract in effect on the date hereof; and (4) NDC shall not be required to take any action that would result in a violation of the terms of any NDC Plan or of any applicable Legal Requirement.

         (c) _______ and _____ shall not be NDC Employees except for purposes of
Section 5.8(a)(i) and (a)(ii), but for so long as they continue to be employed by the Surviving Corporation after the Merger, their terms and conditions of employment (including benefits) will be, subject to clauses (i) and (ii) of
Section 5.8, comparable to their terms and conditions of employment prior to the Merger. In addition, Purchaser agrees to cause the Surviving Corporation after the Merger to perform all Contracts relating to the employment of Alan Attia and Ken Damon between NDC and such individuals that have been disclosed to Purchaser prior to the date of this Agreement.

         (d) NDC authorized a special bonus to _____ of its employees of _____ each pursuant to a Memorandum by Barry Cheskin dated March 9, 2004, a copy of which was delivered to WGT on March 11, 2004, the aggregate amount of which is _____ (the "Special Bonus"). The Surviving Corporation shall pay the Special Bonus to those employees of NDC who satisfy the conditions thereof.

     5.9    OTHER AGREEMENTS

         (a) Concurrently with the execution of this Agreement, each Principal Stockholder of NDC has entered into a Voting and Cooperation Agreement with Purchaser in the form attached hereto as Exhibit D pursuant to which such Principal Stockholder has delivered a Written Consent in favor of the Merger voting all shares of NDC Stock with respect to which such Person shall have voting rights on the record date for any NDC Stockholders Meeting in favor of the Merger; and further agrees not to dispose of any shares of NDC Stock he or she, or it holds as of the date of such agreement prior to the close of business on such record date (the "Voting Agreements").

         (b) Concurrently with the execution of this Agreement, Purchaser and each of the executives of NDC listed in Schedule 5.9 hereto (the "Key Employees") have entered into Employment Agreements ("Employment Agreements") which will be effective as of the Effective Time.

     5.10    STOCKHOLDER REPRESENTATIVE

         (a) In the event that the Merger is approved by the Stockholders, effective upon, and by virtue of, such vote, and without further act of any Stockholder, Ray Rothrock shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each Stockholder and Option holder (other than such NDC Stockholders who shall have perfected appraisal rights under the DGCL), for and on behalf of the Stockholders (other than such NDC Stockholder who shall have perfected appraisal rights under the DGCL) and Option holders, (i) to give and receive notices and communications, (ii) to authorize delivery to Purchaser of funds from the Escrow Fund pursuant to the Escrow Agreement and/or in satisfaction of claims by Purchaser Indemnified Persons, (iii) to object to such deliveries, (iv) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and (v) to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. All actions of the Stockholder Representative shall be in writing signed by the above-named individual, or his successors, acting in his capacity as Stockholder Representative. The Stockholder Representative may resign upon thirty (30) days prior written notice to Purchaser. Such appointment may be changed by the Stockholders and Option holders from time to time upon not less than thirty (30) days prior written notice to Purchaser; provided, however, that the Stockholder Representative may not be removed unless holders of at least a majority in interest in the Escrow Fund agree to such removal and to the identity of the substituted representative. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders and Optionees.

         (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be evidence of such good faith. Stockholders and Option holders on whose behalf the Escrow Fund is placed in escrow shall severally, in accordance with their Pro Rata Portion, and not jointly, indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred while the Stockholder Representative is acting without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative ("Stockholder Representative Expenses"). Following the expiration of the Escrow Period and the resolution of all pending claims made by the Purchaser Indemnified Persons for Losses, the Stockholder Representative shall have the right to recover the Stockholder Representative Expenses from the remaining portion of the Escrow Fund prior to any distribution to the Stockholders and Option holders and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. Upon receipt of such certificate, the Escrow Agent shall pay such Stockholder Representative Expenses to the Stockholder Representative.

         (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and Option holders for whom a portion of the Escrow Fund is placed in escrow and shall be final, binding and conclusive upon each of such Stockholders and Option holders, and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder and Option holder. The Escrow Agent and Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

         (d) The Stockholder Representative may, in all questions arising in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, rely on the advice of legal counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative shall not be liable to any Stockholder or Option holder. The Stockholder Representative undertakes to perform such duties, and only such duties as are specifically set forth hereunder, and no implied covenants or obligations shall be read into this Agreement against the Stockholder Representative.

     5.11    [INTENTIONALLY OMITTED]

     5.12    OPTIONS

         (a) Subject to the provisions of this Section 5.12 and Section 2.5, each holder of an Option at the Effective Time shall be entitled to receive, per Option, the Per Option Consideration in the manner provided in Section 2.5 upon delivery to the Surviving Corporation of the Optionee Acknowledgement provided for in Section 5.12(c) below.

         (b) NDC will use its commercially reasonable efforts to obtain an Optionee Acknowledgement executed by each holder of an Option prior to the Closing Date.

         (c) Prior to or as soon as reasonably practicable after the date of this Agreement, NDC shall distribute to each holder of an Option a form of an Election and Acknowledgement, the form and substance of which shall be consistent with this Agreement and otherwise reasonably satisfactory to Purchaser (an "Optionee Acknowledgement") between NDC and such Optionee pursuant to which such Optionee shall agree, if it does not exercise such Option, that,
(i) all of such Optionee's outstanding Options shall be terminated immediately prior to the Effective Time in consideration of such Optionee's right to receive, subject to Section 2.5, per Option, the Per Option Consideration in accordance with this Agreement; (ii) in the event that this Agreement is terminated for any reason, all such Optionee's outstanding Options (whether in-the-money or not) shall be deemed to remain in full force and effect; (iii) in accordance with Section 5.10, Ray Rothrock shall be appointed as the Stockholder Representative; and (iv) such Optionee is agreeing to the terms of
Article 8 hereof. No Optionee shall be entitled to receive a payment under this Agreement in respect of any Option unless such Optionee shall have previously executed and delivered to NDC and Purchaser an Optionee Acknowledgement.

         (d) This clause will confirm that WGT and Merger Sub have notified NDC that they do not desire to assume the Options under the NDC Stock Plan (as contemplated by Section 14(c) of the NDC Stock Plan).

                                   ARTICLE 6
                              CONDITIONS PRECEDENT

     6.1    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER, MERGER SUB AND NDC

     The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date: (a) The approval of the Merger and the adoption of this Agreement by the stockholders of NDC contemplated by Section 5.1 shall have been duly and validly obtained in accordance with all applicable Legal Requirements;

         (b) NDC shall have obtained the consents or waivers identified on
Schedule 6.1(b);

         (c) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement;

        (d) The Stockholder Representative, Purchaser and the Escrow Agent shall have entered into the Escrow Agreement; and

        (e) The approval of the conversion of all outstanding shares of NDC Series A-1 Stock into NDC Common Stock shall have been duly and validly obtained in accordance with all applicable Legal Requirements.

     6.2    CONDITIONS PRECEDENT TO OBLIGATIONS OF NDC

     The obligations of NDC to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by NDC pursuant to Section 7.3;

         (a) The representations and warranties of Purchaser and Merger Sub set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by NDC;

         (b) Purchaser and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date; and

         (c) Each of Purchaser and Merger Sub shall have delivered to NDC a certificate, dated the Closing Date and signed by its respective Chairman, CEO or Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied.

     6.3    CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND MERGER SUB

     The respective obligations of Purchaser and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by Purchaser pursuant to Section 7.3:

         (a) The representations and warranties of NDC set forth in Article 3 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) , except as affected by the transactions contemplated by this Agreement or consented to in writing by Purchaser; provided, however, that the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Purchaser;

         (b) NDC shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date;

         (c) NDC shall not have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

         (d) NDC shall have delivered to Purchaser and Merger Sub a certificate, dated the Closing Date and signed by each of its Chief Executive Officer and Chief Business Officer to the effect that the conditions set forth in paragraphs
(a), (b) and (c) of this section have been satisfied;

         (e) This Agreement and the transactions contemplated hereby shall have been approved by holder of 90% of the outstanding shares of capital stock of NDC; and

         (f) The Key Employees shall have executed and delivered the Employment Agreements to Purchaser.


                                   ARTICLE 7
                        TERMINATION, WAIVER AND AMENDMENT

     7.1    TERMINATION

     This Agreement may be terminated, either before or after approval by the Stockholders of NDC:

         (a) At any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

         (b) At any time on or prior to the Closing Date, by Purchaser in writing if NDC has, or by NDC in writing if Purchaser or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case (x) such breach has not been cured within 10 days after the date on which written notice of such breach is given to the party committing such breach and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article 6 hereof;

         (c) At any time, by any party hereto in writing, if any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the Merger;

         (d) At any time, by any party hereto in writing, if the Stockholders of NDC do not approve the transactions contemplated herein upon a vote held at the NDC Stockholders Meeting duly called for that purpose or any adjournment thereof; or

         (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on March 16, 2004 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein but, in any event, by any party hereto on or after March 17, 2004.

     7.2    EFFECT OF TERMINATION

     In the event this Agreement is terminated pursuant to Section 7.1, this Agreement and the plan of merger provided for in Article 2 shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 5.4 and 9.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

     7.3    WAIVER

     Except where not permitted by applicable Legal Requirements, Purchaser and NDC, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the Stockholders of Merger Sub and NDC) extend the time for the performance of any of the obligations or other acts of NDC, on the one hand, or Purchaser or Merger Sub, on the other hand, and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver, or amendment or supplement contemplated by Section 7.4, executed after adoption of this Agreement and approval of the Merger by the Stockholders of NDC shall, without the further approval thereof, change the amount or kind of Merger Consideration or the indemnification obligations of the Stockholders and Option holders pursuant to Article 8.

     7.4    AMENDMENT OR SUPPLEMENT

     This Agreement may be amended or supplemented at any time only by mutual agreement of the parties hereto. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or officers authorized thereby and shall be subject to the proviso in Section 7.3.

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1    INDEMNIFICATION BY STOCKHOLDERS

     Subject to the limits set forth in this Article 8, the Stockholders and holders of Options shall severally in accordance with their Pro Rata Portion (as defined below), and not jointly, indemnify, defend and hold Purchaser and its Affiliates and each of their respective stockholders, partners, affiliates, officers, directors, employees, agents, successors and assigns (Purchaser and such persons are collectively hereinafter referred to as "Purchaser Indemnified Persons"), harmless from and against any and all losses, liabilities, damages, claims, diminution in value, expenses or deficiencies (including but not limited to interest, penalties, fines, judgments, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable attorneys' fees and expenses) (collectively, "Losses") that Purchaser Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (i) any inaccuracy of any representation of NDC or the Stockholder Representative in this Agreement or in the NDC Disclosure Schedule and in any certificate delivered pursuant to the Escrow Agreement; (ii) the breach of any warranty of NDC or the Stockholder Representative in this Agreement or the NDC Disclosure Schedule and in any certificate delivered pursuant to the Escrow Agreement; (iii) the non-fulfillment of any covenant, agreement or other obligation of NDC under this Agreement; and (iv) the indemnification provisions contained in the NDC/Asante Letter. A Stockholder's or Option holder's "Pro Rata Portion" shall be equal to the quotient obtained by dividing (x) the sum of the amount payable to such Stockholder pursuant to Section 2.5.2(a) of this Agreement plus the amount payable to such Option holder pursuant to Section 2.5.2(b) of this Agreement (which amount shall include the amount of any Option Withholding attributable to such Option) by (y) the Aggregate Payment Amount.

     8.2    INDEMNIFICATION BY PURCHASER

     Subject to the limits set forth in this Article 8, Purchaser agrees to indemnify, defend and hold NDC, the Stockholders, the Optionees and each of their respective Affiliates, successors and permitted assigns (NDC, the Stockholders, the Optionees and such persons are hereinafter collectively referred to as "Stockholder Indemnified Persons"), harmless from and against any and all Losses that the Stockholder Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of Purchaser and Merger Sub in this Agreement, (b) the breach of any warranty of Purchaser or Merger Sub in this Agreement and (c) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Purchaser or Merger Sub under this Agreement not otherwise expressly waived in writing by NDC; provided, however, that (a) Purchaser's maximum total liability under this Section 8.2 shall not exceed $4,500,000, and (b) except with respect to claims made pursuant to Section 5.8, no Stockholder Indemnified Person shall have any recourse to Purchaser or any Purchaser Indemnified Person for any claim for defense, indemnification or otherwise pursuant to this Agreement other than pursuant to this Section 8.2.

     8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; SURVIVAL OF INDEMNIFICATION; LIMITATIONS

         8.3.1 Survival of Representations and Warranties. The representations and warranties of the NDC contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time and any investigation at any time made by or on behalf of any other Party and shall remain in full force and effect thereafter as provided in this Article 8.

         The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall expire as of the Closing and be of no further force and effect.

         8.3.2 Survival of Indemnification

         (a) The right of Purchaser Indemnified Persons to indemnity in accordance with the provisions of Sections 8.1 shall survive the Effective Time and any investigation at any time made by or on behalf of any other party and shall remain in full force and effect thereafter until the first anniversary of the Effective Time, and shall remain in effect with respect to any claims, notice of which shall have been given on or prior to such first anniversary in accordance with Section 8.4.

         (b) Stockholder Indemnified Persons' right to indemnity in accordance with the provisions of Section 8.2 shall survive the termination of this Agreement for a period of one (1) year, and shall remain in effect with respect to any claims, notice of which shall have been given on or prior to the anniversary of such one year period.

         8.3.3    Limitations on Amount

         (a) No Indemnitor shall be entitled to any recovery from any Indemnitee under the provisions of clauses (i) and (ii) of Section 8.1 or under Section 8.2 unless and until the amount of such Losses suffered, sustained, or incurred by the asserting party, or to which such party becomes subject, by reason of inaccuracy, breach or other basis of indemnification thereunder, shall exceed $250,000 calculated on a cumulative basis and not per item basis (the "Deductible"), at which point the indemnifying party shall be liable only for amounts in excess of the Deductible; provided, however, that such Deductible shall not apply with respect to claims for indemnification hereunder resulting from Purchaser's (or the Surviving Corporation's) breach of the covenants set forth in Section 5.8.

         (b) The provisions of Section 8.3.3(a) shall not apply to claims by Purchaser Indemnified Persons under clauses (iii) or (iv) of Section 8.1.

             (i) The maximum aggregate amount of Losses for which the Stockholders and Optionees shall be required to indemnify the Purchaser Indemnified Persons under this Article 8 shall be limited to such Stockholder's or Option holder's Pro Rata Portion of the Escrow Fund.

     8.4    NOTICE AND OPPORTUNITY TO DEFEND; DISPUTE RESOLUTION

         (a) If there occurs an event which any Purchaser Indemnified Person or any Stockholder Indemnified Person, as applicable, asserts is an indemnifiable event pursuant to Sections 8.1, 8.2 or 8.5, the Person seeking indemnification (the "Indemnitee") shall notify the Person obligated to provide indemnification (the "Indemnitor") promptly. If such event involves a claim or Loss by a Person other than a Purchaser Indemnified Person or a Stockholder Indemnified Person (a "Third Party Claim"), the Indemnitee shall give the Indemnitor written notice of such claim specifying the amount thereof, if any, or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 calendar days following the delivery of such written notice with which to respond thereto. If the Indemnitor assumes the defense of the matter within such 30-day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to any limitations expressly set forth in this Article 8. If the Indemnitor fails to assume the defense of such matter within said 30-day period, the Indemnitee against which such matter has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, the defense, compromise or settlement of such matter on behalf of the Indemnitee. The Indemnitee and Indemnitor, as applicable (the "Non-Controlling Party"), agree to cooperate fully with the party controlling the defense of the matter (the "Controlling Party") and such Controlling Party's counsel in the defense of the matter. Such cooperation shall include, without limitation, providing reasonable access to books, records or real property within the possession, custody or control of the Non-Controlling Party and making the Non-Controlling Party's employees reasonably available to the Non-Controlling Party in each case upon reasonable prior notice and for the sole purpose of, and only to the extent reasonably necessary to, conduct such defense. In any event, the Non-Controlling Party shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise or settlement of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee, which consent will not be unreasonably withheld.

         (b) Anything contained in this Section 8.4 to the contrary notwithstanding, the Indemnitor shall not be entitled to assume the defense of any Third Party Claim against a Purchaser Indemnified Person or Stockholder Indemnified Person, in each case in the capacity as Indemnitee (the "Indemnitee's Indemnified Person") and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim, if the Third Party Claim seeks an order, injunction or other relief other than money damages against the Indemnitee's Indemnified Person; provided, however, that the Indemnitor shall have the right to participate in the defense thereof and employ counsel, at Indemnitor's expense, separate from the counsel employed by the Indemnitee's Indemnified Person, it being understood that the Indemnitee's Indemnified Person shall control such defense.

         (c) In the event any Indemnitee should have a claim against any Indemnitor under Section 8.1, 8.2 or 8.5 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim (in reasonable detail) with reasonable promptness to the Indemnitor. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. If the Indemnitor does not notify the Indemnitee within 30 calendar days followings its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Article 8, which dispute may be as to the validity of such claim, the amount thereof or both ("Dispute Notice"), such claim specified by the Indemnitee in its notice shall conclusively be deemed a liability of the Indemnitor under Article 8 and the Indemnitee shall, subject to the limits set forth in this Article 8, be entitled to recover from the Escrow Fund the amount of such liability set forth by the Indemnitee in its notice and up to (and including) the full amount of the Escrow Fund. If the Indemnitor has timely disputed its liability with respect to such claim in a Dispute Notice as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, except as provided for in Section 8.7(d), if not resolved through negotiations within 60 calendar days after delivery of a Dispute Notice, such dispute shall be resolved in accordance with the provisions of Section 8.4(e) below.

         (d) The terms and conditions of the Escrow Agreement shall govern any claim by any Purchaser Indemnified Person against the Escrow Fund.

         (e) If no agreement with respect to a dispute can be reached pursuant to Section 8.4(c) above, either Indemnitee or the Indemnitor may, by written notice to the other, demand arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount it ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Indemnitee and Indemnitor shall select one arbitrator mutually agreeable to both Indemnitee and Indemnitor; provided, however, that if Indemnitee and Indemnitor are unable to agree on the identity of such arbitrator following such fifteen (15) day period, then within fifteen
(15) days following the expiration of the initial fifteen (15) day period Indemnitee (on the one hand) and the Indemnitor (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrator or arbitrators (as the case may be) as to the validity and amount of any claim in such Dispute Note shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision. Judgment upon any award rendered by the arbitrator or arbitrators (as the case may be) may be entered in any court having jurisdiction. Any such arbitration shall be held in (i) Santa Clara or San Mateo County, California if commenced by Purchaser or a Purchaser Indemnified Person or (ii) in Buffalo, New York, if commenced by a Stockholder Indemnified Person, under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitrator shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitrator Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitrator.

     8.5    TAX MATTERS

     The Stockholders shall pay and shall hold each Purchaser Indemnified Person (without duplication) harmless from all transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains taxes and state transfer taxes, and related fees, including any penalties interest and additions to Tax) attributable to the Merger ("Transfer Taxes"). On or prior to the Closing, the Stockholders shall present Tax receipts or other documents, satisfactory to Purchaser, demonstrating that all Transfer Taxes have been paid in full.

     8.6    REDUCTION FOR INSURANCE.

     The amount which an Indemnitor is required to pay to, for, or on behalf of any Indemnitee pursuant to this Article 8 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss"). Amounts required to be paid, as so reduced, are hereinafter sometimes called an "Indemnity Payment." If an Indemnitee shall have received, or if an Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds in respect of such Indemnifiable Loss, then such Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

     8.7    ADDITIONAL PROVISIONS

         (a) The Escrow Fund shall be sole and exclusive remedy of Purchaser and any Purchaser Indemnified Person with respect to any claims for indemnification under this Article 8 and the Purchaser and each Purchaser Indemnified Person shall have no further recourse against any Stockholder, Option holder or officer of NDC with respect to any such claims.

         (b) Nothing in Article 8 shall limit the liability of either party for any breach of any representation, warranty or covenant if the Merger is not consummated and, notwithstanding anything to the contrary herein, the existence of this Article 8 and of the rights and restrictions set forth herein do not limit any equitable remedies.

         (c) No Stockholder shall have any right to contribution or indemnification from the Surviving Corporation for any claim made by any Purchaser Indemnified Party under this Agreement after the Effective Time.

     8.8    TAX TREATMENT.

     Indemnification and related payments made pursuant to this Article shall be treated for Tax purposes as adjustments to the Merger Consideration.

                                   ARTICLE 9
                                  MISCELLANEOUS

     9.1    EXPENSES

     Whether or not the Merger is consummated, each party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated in this Agreement, including but not limited to the fees and expenses of its own financial consultants, accountants and counsel.

     9.2    ENTIRE AGREEMENT

     This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, except as inconsistent herewith. The terms and conditions of this Agreement and the plan of merger provided for herein shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as set forth in Section 5.8 (NDC Employees); and as otherwise specifically set forth herein, nothing in this Agreement is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities.

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

     9.3    NO ASSIGNMENT

     No party hereto may assign any of its rights or obligations under this Agreement to any other Person.

     9.4    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.4):

     If to NDC or, prior to the Closing, to the Stockholder Representative:

                          NanoGram Devices Corporation
                          46774 Lakeview Drive
                          Fremont, California 94538
                          Attn:  Barry Cheskin, President and CEO
                          Facsimile No:  270-747-9162

     If to the Stockholder Representative after the Closing:

                          Ray Rothrock
                          c/o Venrock Associates
                          2494 Sand Hill Road, Suite 200
                          Menlo Park, California 94025
                          Facsimile No: 650-561-9180

     With a required copy in either case to:

                          Heller Ehrman White & McAuliffe LLP
                          2775 Sand Hill Road
                          Menlo Park, California  94025
                          Attn:  Mark B. Weeks, Esq.
                          Facsimile No:  650-324-0638

     If to Purchaser or Merger Sub:

                          Wilson Greatbatch Technologies, Inc.
                          9645 Wehrle Drive
                          Clarence, New York 14031
                          Attn:    Chief Financial Officer
                          Facsimile No:  716-759-5672

     With a required copy to:

                          Hodgson Russ LLP
                          One M&T Plaza, Suite 2000
                          Buffalo, New York 14203
                          Attn:  Robert B. Fleming, Esq.
                          and Kristy L. Berner, Esq.
                          Facsimile No:  716-849-0349


     9.5    CAPTIONS

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     9.6    COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     9.7    GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent that federal law may apply or that the DGCL is mandatorily applicable to the internal corporate affairs of the parties to the Merger.

     9.8    CONSENT TO JURISDICTION

     Each party to this Agreement irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, Erie County, and
(b) the United States District Court for the Western District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party to this Agreement agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Western District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Erie County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above in Section 9.4 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.8. Each party to this Agreement irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, Erie County, or (ii) the United States District Court for the Western District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     9.9    WAIVER OF JURY TRIAL

     Each party to this Agreement waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to the Merger, this Agreement, or the transactions contemplated hereby. Each party to this Agreement (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

     9.10    INVALID PROVISIONS

     It any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provision of this Agreement will remain in full force and effect and will not be affected by illegal, invalid or unenforceable provision or by its severance herefrom.

     9.11    ENFORCEMENT OF AGREEMENT

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

               (Remainder of this page left intentionally blank.)

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                               WILSON GREATBATCH TECHNOLOGIES, INC.

                               By   /s/ Lawrence P. Reinhold
                                    ------------------------------------
                                    Lawrence P. Reinhold
                                    Executive Vice President and CFO


                               PLUTO ACQUISITION CORPORATION

                               By   /s/ Lawrence P. Reinhold
                                    ------------------------------------
                                    Lawrence P. Reinhold
                                    Executive Vice President


                               NANOGRAM DEVICES CORPORATION

                               By   /s/ Barry Cheskin
                                    ------------------------------------
                                    Barry Cheskin
                                    President and CEO

                             SCHEDULES AND EXHIBITS





Schedules

Schedule 1                 -        List of Principal Stockholders

Schedule 5.9                        Key Employees

Schedule 6.1(b)                     Third Party Consents



Exhibits

Exhibit A                  -        Certificate of Merger (Including
                                     Amended/Restated
                                    Certificate of Incorporation of Surviving
                                     Corporation)

Exhibit B                  -        Amended and Restated Bylaws of Surviving
                                     Corporation

Exhibit C                  -        Form of Escrow Agreement

Exhibit D                  -        Form of Voting and Cooperation Agreement